                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           YORK INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

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     (4)  Date filed:

        ------------------------------------------------------------------------

                         Notice of 2001 Annual Meeting

                                Proxy Statement

                                 [YORK GRAPHIC]
                        YORK(R)INTERNATIONAL CORPORATION



TO THE STOCKHOLDERS:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of York International Corporation (the "Company"). It will be held at the Company's offices at 631 South Richland Avenue, York, Pennsylvania on Thursday, May 24, 2001, at 10:30 a.m., EDT. At the meeting we will:

     1. Elect a Board of Directors to hold office for one year.

     2. Act on an Amendment to the Company's Employee Stock Purchase Plan.

     3. Ratify the appointment of KPMG LLP as the Company's independent accountants.

     4. If properly presented, vote on a stockholder proposal relating to maximizing value.

     Stockholders of record at the close of business on March 28, 2001 are entitled to vote at the meeting.

     If you cannot attend the meeting, PLEASE TAKE THE TIME TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE WE HAVE PROVIDED. A majority of the outstanding shares of common stock must be represented at the meeting in order to transact business and, regardless of the number of shares you own, your proxy is important in fulfilling this requirement. BY PROMPTLY RETURNING YOUR PROXY YOU WILL SAVE THE COMPANY THE EXPENSE INVOLVED IN FURTHER COMMUNICATIONS. If you choose to attend the meeting, you may vote in person, even if you have previously sent us your proxy.

On behalf of the Company's Board of Directors


JANE G. DAVIS
Vice President, Secretary and
General Counsel


April 12, 2001

                                 PROXY STATEMENT

      This proxy statement is being sent to you in connection with the solicitation by the Company of proxies to be voted at the 2001 Annual Meeting of Stockholders, which will be held on May 24, 2001, at 10:30 a.m., EDT, at the Company's offices at 631 South Richland Avenue, York, Pennsylvania, and at any adjournment or postponement of the meeting. The Company pays the cost of preparing, printing and mailing this proxy statement. We have retained MacKenzie Partners, Inc. to assist with the solicitation for a fee of up to $5,000 plus out-of-pocket expenses. In addition to solicitations by mail, regular employees of the Company, without additional compensation, and employees of MacKenzie Partners, Inc. may solicit proxies in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for the costs of sending proxy materials to stockholders.

      You can revoke your proxy at any time before the time of voting at the Annual Meeting by (1) executing another proxy at a later date, (2) delivering a written notice to any of the persons named in the proxy, or (3) voting in person at the Annual Meeting.

      If you are a holder of record of the Company's common stock at the close of business on March 28, 2001, you are entitled to vote at the Annual Meeting. You are entitled to one vote on each matter presented for each share of stock you own. The proxy committee will vote your proxy at the meeting in accordance with your directions or, if you do not mark any selections, in accordance with the recommendation of the Board of Directors. See "Vote Required to Approve Matters" for a description of quorum and voting requirements and the effect of abstentions and "broker non-votes" on such requirements. On March 28, 2001, the Company had 38,410,169 shares of common stock outstanding and entitled to vote at the meeting.

      If you plan to attend the Annual Meeting, please keep the admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please send a written request to Corporate Secretary, York International Corporation, 631 South Richland Avenue, York, Pennsylvania 17403. Please include proof of ownership, such as a brokerage account statement, and we will send you an admission ticket.

      The approximate date on which this proxy statement and form of proxy will be mailed to stockholders is April 12, 2001.


                        VOTE REQUIRED TO APPROVE MATTERS

      A quorum for the meeting is a majority of the outstanding shares, represented in person or by proxy. Abstentions, "broker non-votes" (proxies from brokers or nominees indicating they have not received instructions from the beneficial owner as to a matter on which the brokers or nominees do not have discretionary power to vote) and votes withheld will be counted as present for purposes of determining a quorum. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of appointment of auditors.

      The election of each Director requires a plurality of the votes cast. Approval of each other matter being considered requires a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholders must submit written proposals by December 21, 2001 in order to be included in the Company's proxy material for the 2002 Annual Meeting of Stockholders. No proposals, including a nomination for election as a Director, received after March 27, 2002 may be brought before the Annual Meeting. Address proposals to Corporate Secretary, York International Corporation, 631 S. Richland Avenue, York, PA 17403. If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

NOMINEES

      The Board of Directors has fixed the number of Directors to be elected at eight. All Directors will serve for a one-year term.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

      The proxy committee will vote in favor of each of the nominees listed below unless you withhold authority to vote for one or more of them.

      We have no reason to believe that any nominee will be unable to serve as a Director. However, if any nominee should become unable to serve, your proxy will be voted for a substitute nominee designated by the Board of Directors. In nominating candidates for the Board of Directors, the Directors take into account certain considerations. The first is that the Board of Directors should have a majority of independent Directors. The second is that nominees should bring experience in a field relevant to the Company's operations, such as manufacturing, marketing, technology or finance. The third is that candidates of different ages, races and genders should be considered in order to provide the Company with the benefits of diversity.

     Name and Age                                   Other Positions with the Company                    Director
     on Record Date                                 or Nominee's Principal Occupation                     Since
     --------------                                 ---------------------------------                     -----
Gerald C. McDonough (72) . . . . . . . . . . . .    Chairman of the Board of Directors;                   1988
                                                    Chairman of G.M. Management Group

Michael R. Young (56). . . . . . . . . . . . . .    President and Chief                                   1999
                                                    Executive Officer

W. Michael Clevy (52). . . . . . . . . . . . . .    President and Chief                                   2000
                                                    Executive Officer of
                                                    DESA International, Inc.

Malcolm W. Gambill (70). . . . . . . . . . . . .    Retired Chairman of the                               1993
                                                    Board and Chief
                                                    Executive Officer of Harsco Corporation

Robert F. B. Logan (68). . . . . . . . . . . . .    Retired Chairman of the                               1988
                                                    Board and Chief Executive Officer of
                                                    Banc One Arizona Corporation and
                                                    Banc One Arizona, NA

Paul J. Powers (66). . . . . . . . . . . . . . .    Retired Chairman of the                               2000
                                                    Board and Chief Executive Officer of
                                                    Commercial Intertech Corporation


Donald M. Roberts (65). . . . . . . . . . . . .     Retired Vice Chairman and                             1988
                                                    Treasurer of United States Trust
                                                    Company of New York and U.S.
                                                    Trust Corporation

James A. Urry (47). . . . . . . . . . . . . . .     Vice President of Citicorp                            1992
                                                    Venture Capital Ltd.


      Mr. McDonough has been Chairman of G.M. Management Group (strategic advisory services) since 1988. He was Chairman and Chief Executive Officer of Leaseway Holdings, Inc. from 1987 to July 1988 and Chairman and Chief Executive Officer of Leaseway Transportation Corp. from 1982 to 1987. Mr. McDonough is a Director of Associated Estates Realty Corporation and Barpoint.Com.

      Mr. Young has been President and Chief Executive Officer of the Company since February, 2000. From November, 1999 to February, 2000 he was President of the Company's Central Environmental Systems Group. From 1996 to 1999 he was Chief Executive Officer and President of the Company's Bristol Compressors subsidiary. He was President, Chairman and Chief Executive Officer of Evcon Industries, Inc. from 1991 to 1995, President and Chief Operating Officer of the Company from 1988 to 1989 and Chairman, President and Chief Executive Officer of Bristol Compressors, Inc. from 1983 to 1987.

      Mr. Clevy has been President and Chief Executive Officer of DESA International, Inc. since November 1999. From 1995 to 1999, Mr. Clevy was President and Chief Executive Officer of International Comfort Products and was Chief Operating Officer from 1994 to 1995. From 1971 to 1994 he was with the Carrier Corporation unit of United Technologies Corporation, serving most recently as Vice President Manufacturing & Technology, Carrier North American Operations.

      Mr. Gambill was Chairman of the Board of Harsco Corporation from 1991 until he retired in 1994. Mr. Gambill was Harsco's Chief Executive Officer from 1987 to 1993 and its President from 1987 to 1991.

      Mr. Logan was Chairman of the Board and Chief Executive Officer of Banc One Arizona Corporation and Banc One Arizona, N.A. from April 1995 until his retirement on March 31, 1996. From April 1993 until April 1995, Mr. Logan was a private business consultant. He was with Valley National Bank, as President and Chief Operating Officer from January 1990 until April 1993 and as Senior Executive Vice President from May 1989 to January 1990. Mr. Logan was President and Chief Operating Officer of Alexander Hamilton Life Insurance Company of North America from October 1988 to April 1989, an independent financial advisor from October 1986 to October 1988, and Group Chief Executive and Deputy Chairman of Samuel Montagu & Co. (Holdings) Limited from March 1985 to July 1986. Mr. Logan is a Director of Plantronics, Inc.

      Mr. Powers was Chairman of the Board and Chief Executive Officer of Commercial Intertech Corporation from 1987 until his retirement in April 2000. Prior to that, he was President and Chief Operating Officer from 1984 to 1987 and Group Vice President, Hydraulics from 1982 to 1984. From 1978 to 1982 he was President of the Denison Division of Abex Corporation. Mr. Powers is a Director of FirstEnergy Corporation, Twin Disc, Inc. and Global Marine, Inc.

      Mr. Roberts was Vice Chairman and Treasurer of the United States Trust Company of New York and its parent, U.S. Trust Corporation, from February 1990 until his retirement in September 1995. He was Executive Vice President and Treasurer of both companies from January 1989 to February 1990 and Executive Vice President of both companies from November 1979 to January 1989. Mr. Roberts is a Director of Burlington Resources, Inc.

      Mr. Urry has been a Vice President of Citicorp Venture Capital Ltd. since 1989 and has been a Vice President of Citibank, N.A. since 1986. He is a Director of Hancor Holdings, IKS Inc., Palomar Technologies, Inc., Airxcel, Inc., and Intersil.


COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has the following standing Committees:

      Audit Committee. The Audit Committee recommends the independent auditors to the Board, reviews the proposed scope of the audit and the auditors' reports and approves the audit fees to be paid. The Committee also reviews with the independent auditors and with the Company's management the Company's financial statements and the adequacy and effectiveness of the Company's internal auditing and accounting procedures and its financial controls. The Committee also reviews with the Company's general counsel the Company's compliance with its ethics policies and applicable laws and regulations. The members of the Audit Committee, who are all independent directors as defined by the Rules of the New York Stock Exchange, are Messrs. Roberts, Clevy and Urry. The Audit Committee held five meetings in 2000.

      Compensation Committee. The Compensation Committee determines the compensation of the Company's officers, division and subsidiary presidents and general managers and certain other highly compensated employees and supervises the administration of all benefit plans and other matters affecting executive compensation. It also recommends to the Board of Directors the fees for Directors. The members of the Compensation Committee, who are all independent Directors, are Messrs. Gambill, Clevy and Roberts. The Compensation Committee held five meetings in 2000.

      Executive Committee. The Executive Committee has the authority to act on behalf of the Board when specific actions must be taken between Board meetings. The members of the Executive Committee are Messrs. Gambill, McDonough, Powers, Urry and Young. The Executive Committee held two meetings in 2000.

      Finance Committee. The Finance Committee periodically reviews the Company's financial objectives and capital structure, reviews the funding and investment results of the Company's pension plans, and reviews acquisitions, divestitures, capital expenditures and financing transactions. The members of the Finance Committee, who are all independent directors, are Messrs. Logan, Powers and Urry. The Finance Committee held nine meetings in 2000.

      Nominating and Governance Committee. The Nominating and Governance Committee considers and recommends to the Board nominees for election as Directors and makes recommendations to the Board on matters of corporate governance. The members of the Nominating Committee, who are all independent directors, are Messrs. McDonough, Gambill and Roberts. The Nominating and Governance Committee held one meeting in 2000.

DIRECTOR COMPENSATION

      The Company pays Directors who are not employees of the Company an annual retainer of $24,000, a fee of $1,000 for attendance at each regular and special meeting of the Board or any Committee and, for Committee chairmen, an annual retainer of $2,500. The non-employee Chairman of the Board also receives an annual fee of $240,000 for that service. The Company reimburses Directors for expenses they incur in attending Board of Directors and Committee meetings. Directors who are not employees of the Company do not participate in any pension plans of the Company.

      Directors who are not employees of the Company may elect to defer 100% of their annual retainer and meeting fees under the Company's deferred compensation plan. Amounts deferred are credited to a reserve fund and are invested in one of several investment options selected by the Director. The investment options are the same as those available to employees under the York International Investment Plan, including an option to invest in the Company's common stock at fair market value. Dividends payable on the common stock are reinvested in additional common stock. When a Director's service with the Company ends, the amount in the Director's reserve fund can be paid to the Director in a lump sum or installments, with investments in the Company's common stock distributed as stock.

      On May 25, 2000 each of the non-employee Directors received an option to purchase 2,000 shares of the Company's common stock under the Company's Amended and Restated 1992 Omnibus Stock Plan. Each person who serves as a Director (and is not an employee of the Company) as of the annual meeting of stockholders or who becomes a Director within six months after that meeting is entitled under the plan to an option to purchase 2,000 shares of common stock at a price equal to the fair market value of the stock on the date of grant. On July 28, 2000 each of the non-employee Directors received an option to purchase 25,000 shares of the Company's common stock at a price equal to the fair market value of the stock on the date of grant under the same plan. The options are not exercisable immediately and become exercisable to the extent of 25% of the underlying shares on each of the next four anniversaries of the date of grant, subject to acceleration in the event of certain changes in control of the Company. The options have a ten-year term but expire sooner if the holder ceases to be a Director.

      Directors and members of Committees who are employees of the Company are not compensated for their service as Directors. Mr. Young is the only Director who is an employee of the Company.

      The Board of Directors held sixteen meetings in 2000. Each of the Directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which he served.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

      Relationship of Compensation to Performance

      The Compensation Committee believes that the compensation of the Company's officers should provide a strong incentive to achieve the Company's performance objectives. The objectives, which are established by the Board of Directors together with management, are intended to maximize corporate and divisional performance and, ultimately, deliver strong value to the stockholders. Consequently, in addition to salary, a significant portion of cash compensation is in the form of an annual bonus, which is paid only if certain financial objectives are met and which can be larger if such financial objectives are exceeded. The more senior an officer, the more his or her total compensation depends on the bonus payment. The Company's Incentive Compensation Plan also contains a Mid-Term Program that provides for the grant of Performance Units to be earned over a longer measurement period. In addition, the Compensation Committee grants stock options and may grant restricted stock, designed to provide long-term incentives to key employees and tie their interests directly to those of the Company's stockholders.

      Salaries

      The Compensation Committee sets the base salary of the Chief Executive Officer and of each of the other officers based on a number of factors, including level of responsibility, tenure with the Company, financial performance of the Company, prior individual performance, and comparable salaries for officers at other large industrial corporations. The Committee believes that base salary levels should be competitive with the base salaries (excluding bonuses) of companies in comparable industries and that the opportunity to increase compensation above base salaries should be directly related to the achievement of objective financial performance targets. The companies considered by the Committee include a larger number and broader range of companies than are included in the S & P Electrical Equipment Index, shown in the Stock Performance Graph below, reflecting the Committee's view that the employment market for the Company's officers includes a broader range of companies than those with which the Company should be compared for financial performance purposes. A prominent executive compensation consulting firm assists in determining market practice for all forms of executive compensation.

      Performance-Based Bonuses

      Annual Cash Program - The Company pays annual cash bonuses under the Annual Cash Program of its Incentive Compensation Plan. Each year, the Company establishes financial objectives for its various business units for the succeeding year which are, in turn, used to establish overall targets for the financial performance of the Company. For 2000, the financial objectives selected were earnings before interest and taxes ("EBIT"), with a capital charge for net capital employed and goodwill, for the operating divisions and earnings per share ("EPS") for the Company. The financial objectives are presented to the Compensation Committee, which approves threshold, expected and overachievement targets based on these objectives. Each of the Company's management employees, including its executive officers, is eligible each year to earn a performance bonus equal to a percentage of base salary. The applicable percentage depends on the employee's level of responsibility and on the extent to which targets are achieved (i.e., the more senior the employee and the greater the level of performance of the area for which he or she is responsible, the higher the applicable percentage used to calculate his or her bonus).

      Bonuses for each individual are primarily based on the performance of that individual's business unit. In the case of those individuals with responsibility at the corporate level, such as the Chief Executive Officer and other corporate officers, bonuses are based on overall Company performance. A portion of the bonus of high level individuals in the business units is also based on overall Company performance. Bonus awards paid to the executive officers listed in the Summary Compensation Table are disclosed in that table.

      Mid-Term Program - The Mid-Term Program of the Incentive Compensation Plan is intended to cover successive measurement periods. The objectives for each measurement period are approved by the Compensation Committee, which also approves the number of Performance Units granted, based on market competitive data and job responsibilities. At the end of the measurement period, the number of Performance Units earned, if any, is based on the extent to which the established objectives have been met. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's common stock during the 120 consecutive trading days ending on the last day of the measurement period.

      In 1998, 1999, and 2000 the Compensation Committee approved Mid-Term Performance Objectives for the three-year periods from 1998 through 2000, 1999 through 2001, and 2000 through 2002, respectively. The 1998 grant was based one-half on cumulative earnings per share and one-half on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index. In order to better align the program with stockholders' interests, the 1999 and 2000 grants were based solely on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index. A portion (35.7%) of the 1998 grant vested at the end of 2000 with some Performance Units having been earned for exceeding the entry level on total return to stockholders; no units vested based on cumulative earnings per share since the Company did not meet the threshold cumulative EPS target. All unvested Performance Units under the 1998 grant expired.

      Stock Awards

      In order to align the interests of management more closely with the long term interests of the Company's stockholders, the Compensation Committee also issues stock options and may issue restricted stock, pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. The Committee grants options to individual employees based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option and restricted stock grants. The largest grants are awarded to the most senior employees, who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. However, the Committee also awards options to individuals at all levels of the organization in order to focus employee attention on the performance of the Company's stock. Options under the plan may be either incentive stock options or non-qualified stock options at the discretion of the Compensation Committee. There was no general option grant in 2000, but the Committee did grant performance-accelerated stock options exercisable at fair market value to certain key employees, including certain of the Company's officers, in connection with promotions. For these individuals, the options will not be exercisable for seven years unless the Company's stock price reaches a specified level. These options vest when the stock reaches $35.9375, an increase of 57% over the $22.9375 price on the date of grant. In each instance, the stock must remain at that average price for fifteen consecutive trading days. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table. The Company has never repriced any stock options.


      Compensation of Chief Executive Officer

      John R. Tucker was Chief Executive Officer of York International until February 9, 2000. Mr. Tucker did not receive any increase in his base compensation in 2000 from the $650,000 per annum that was in effect at the beginning of the year. Mr. Tucker also did not receive any bonus or any additional stock options during 2000.

      Upon his appointment to the position of Chief Executive Officer on February 9, 2000, Mr. Young's base salary was increased from $470,000 to $750,000 per annum to reflect his increased responsibilities and establish his salary at a competitive level. Mr. Young received a bonus for 2000 in the amount of $950,000. This bonus was based on a decision by the Board in July, 2000 to exclude the cost of the one-time restructuring charge announced in October, 2000 from the calculation. The Board took such action to maintain an incentive for the management team to act quickly during 2000 to substantially reduce costs through restructuring and plant consolidations. Mr. Young also received an award in the amount of $49,233.45 under the 1998 Performance Unit Plan described above. In 2000, Mr. Young received a grant of 17,525 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan and 75,000 performance-accelerated stock options (on terms described above under "Stock Awards") in connection with his promotion to Chief Executive Officer.

      Tax Considerations

      In making its compensation decisions, the Committee considers the effect of Section 162(m) of the Code, which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to the Company's Chief Executive Officer and next four most highly compensated officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the stockholders. The Company expects that expense associated with stock option awards made under the Company's Amended and Restated 1992 Omnibus Stock Option Plan will not be limited by Section 162(m) since the Company obtained stockholder approval of this Plan. The expense associated with restricted share awards that are not performance-based may be limited under
Section 162(m) and, if that should be the case, the Committee may defer the vesting of such awards until such time as the associated expense is fully deductible. The Company has obtained stockholder approval of its Incentive Compensation Plan and does not anticipate that the expense associated with this Plan will be limited by Section 162(m).


      In the opinion of the Committee, the Company's performance-based cash compensation system, together with the grant of fair market value options and, in limited circumstances, restricted stock awards, provides all management employees, including executive officers, with an incentive to achieve objective financial targets designed to increase stockholder value.

The Compensation Committee

Malcolm W. Gambill, Chairman
W. Michael Clevy
Donald M. Roberts

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning cash compensation paid by the Company to the Chief Executive Officer and each of the next four most highly compensated officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 2000.


                                        Annual                           Long Term Compensation (3)
                                    Compensation (1)                     --------------------------
                                    ----------------
                                                                           Securities
                                                            Other          Underlying                   All
                                                            Annual Com-    Options                      Other Com-
       Name              Year       Salary       Bonus      pensation (2)  Granted (4)    Payouts (5)   pensation(6)
       ----              ----       ------       -----      -------------  -----------    -----------   ------------

Michael R. Young         2000      $719,780     $950,000      $64,446          75,000     $49,233.45      $   11,131
President and Chief      1999       426,459      411,469            0          80,000              0          18,958
Executive Officer        1998       400,000      547,733            0           8,000              0           8,487

Ole Andersen             2000       385,952      522,807            0               0              0               0
Vice President and       1999       171,012      142,072            0          60,000              0               0
President Refrigeration  1998             0            0            0               0              0               0
Group

Peter C. Spellar         2000       388,333      365,994            0               0      36,920.48           3,130
Vice President and       1999       327,500      217,503            0          53,000              0           3,244
President Engineered     1998       312,500      215,899            0           8,000              0           2,931
Systems Group

C. David Myers           2000       297,509      362,250            0          16,000       7,433.90           2,161
Vice President and       1999       177,140       60,000            0          21,000              0           1,848
Chief Financial Officer  1998       165,834      115,060            0           5,000              0           1,811

Wayne J. Kennedy         2000       383,333      180,000            0          10,000      29,781.72           5,866
Vice President and       1999       275,333       60,000            0          70,000              0           2,869
President Bristol        1998       258,667      265,992            0           8,000              0           3,265
Compressors

John R. Tucker (7)       2000       135,417            0            0               0              0       2,243,693
Former President and     1999       540,833            0            0         181,250              0           6,617
Chief Executive Officer  1998       445,833      750,000            0          24,000              0           2,798



(1) Includes amounts deferred at the election of the officer pursuant to the York International Investment Plan, a plan established under Section 401(k) of the Code and the York International Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan. Does not include any amounts that may ultimately be earned for the Performance Units awarded during 2000 and shown in the Long-Term Incentive Plans - Awards in Last Fiscal Year Table.

(2) "Other Annual Compensation" for Mr. Young includes $25,688 relating to the use by Mr. Young of a Company-owned condominium in York, PA and $36,730 in maintenance costs relating to his residence in Wichita, provided in lieu of the cost of selling his home and farm.

(3) The restricted stock holdings of the officers and the value of such holdings as of December 31, 2000, based upon the 2000 year-end closing price (net of the purchase price paid by the officer) are as follows: Mr. Myers - 3,000 shares ($92,063). Any dividends payable with respect to common stock will be paid with respect to the restricted stock. Mr. Myers received the restricted shares in

      1999. The stock vests 50% on the second anniversary of the grant and 25% on each of the two subsequent anniversaries.

(4) Excludes options to purchase common stock at 85% of fair market value through automatic payroll deductions acquired in December 2000 under the 1992 Employee Stock Purchase Plan ("Purchase Plan"), in which Messrs. Young, Spellar, Myers, and Kennedy each elected to participate. Mr. Young acquired 909 shares, Mr. Spellar acquired 823 shares, Mr. Myers acquired 773 shares, and Mr. Kennedy acquired 655 shares of common stock.

(5) Represents payment for the 1998 Mid-Term Program under the Incentive Compensation Plan.

(6) Comprises a payment of $2,242,000 for Mr. Tucker under his Settlement Agreement dated August 15, 2000, matching contributions by the Company under the York International Investment Plan, and for Mr. Myers and Mr. Tucker under the York International Deferred Compensation Plan, and term life insurance premiums for the named individuals for policies with a face amount equal to the individual's base salary, as follows:



                                                                       Investment Plan           Insurance
                                                                        Contributions             Premium
                                                                       ---------------           ---------
       Michael R. Young..............................................         $989                $10,142
       Peter C. Spellar..............................................       $1,383                 $1,747
       C. David Myers................................................       $1,893                   $268
       Wayne J. Kennedy..............................................         $833                 $5,033
       John R. Tucker ...............................................       $1,354                   $339


(7)   Mr. Tucker left the Company in February 2000.


OPTION GRANTS

      The following table shows, as to each person named, the options to purchase common stock granted by the Company in 2000 under the Amended and Restated 1992 Omnibus Stock Plan. The grants do not include options to purchase Company stock through automatic payroll deductions under the Purchase Plan (see note (4) to the Summary Compensation Table above).

                              OPTION GRANTS IN 2000

                                                 Individual Grants
                                 ---------------------------------------------------
                                                  % of
                                  Number of       Total                               Potential Realizable Value at
                                  Securities     Options                              Assumed Annual Rates of Stock
                                  Underlying     Granted                              Price Appreciation for Option
                                   Options       to All      Exercise                  Term (End of Year Value) (1)
                                   Granted      Employees   Price Per   Expiration   -------------------------------
        Name                     (Shares) (2)    in 2000      Share        Date        0%      5% (3)       10% (3)
        ----                     ------------    -------      -----        ----        --      ------       -------

 M. R. Young. . . . . . . . .      75,000        18%         22.9375    02/09/10       0     1,081,687    2,741,437

 C. David Myers. . . . . . . .     16,000         4%         22.9375    02/09/10       0       230,760      584,840

 W. J. Kennedy . . . . . . . .     10,000         2%         22.9375    02/09/10       0       144,225      365,525

-----------

(1) Represent arbitrarily assumed rates of appreciation of the common stock price, mandated by the Securities and Exchange Commission's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the common stock. The market value of the common stock on the February 9, 2000 grant date was $22.9375; the value of the common stock at the end of those options' term based on a compounded 5% growth rate would be $37.36 per share and based on a compounded 10% growth rate would be $59.49 per share.

(2) The options are non-qualified, non-transferable other than by will or the laws of descent and distribution, and become exercisable when the price of the Company's common stock reaches certain pre-determined levels during the five years following grant and remains at that average price for a period of 15 consecutive trading days. The grant vests and becomes exercisable at $35.9375. In the event the grant has not vested within five years from the date of grant, it vests and becomes exercisable on the seventh anniversary of the grant and remains exercisable until the tenth anniversary of the grant unless terminated sooner in the event of death, disability, retirement or termination of employment.

(3) No gain to the optionee is possible without an increase in the stock price which will benefit all stockholders. A zero percent gain in stock price will result in zero dollars for the optionee.



OPTION EXERCISES AND 2000 YEAR-END OPTION VALUES

      The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock option exercises and 2000 year-end stock option values.


                       AGGREGATED OPTION EXERCISES IN LAST
                     FISCAL YEAR AND YEAR-END OPTION VALUES

                                     Number of                     Number of Securities       Value of Unexercised
                                       Shares         Value       Underlying Unexercised      In-the-Money Options
                                      Acquired       Realized    Options at 2000 Year-End     at 2000 Year-End (1)
                                      --------       --------    ------------------------     --------------------
        Name                                                     Exercisable/Unexercisable  Exercisable/Unexercisable
        ----                                                     -------------------------  -------------------------
M. R. Young. . . . . . . . . . . .          0               0       68,000 /125,000                  $0/968,750
O. Andersen. . . . . . . . . . . .          0               0         25,000/35,000                   0/271,250
P. C. Spellar. . . . . . . . . . .          0               0         85,700/20,000                   0/155,000
C. D. Myers. . . . . . . . . . . .          0               0         33,800/25,000                   0/193,750
W. J. Kennedy. . . . . . . . . . .          0               0        106,200/50,000                   0/387,500
J. R. Tucker. . . . . . . . . . .           0               0        95,250/150,000                 0/1,162,500


(1) Based upon an assumed fair market value of $30.6875 per share, which was the closing price on the New York Stock Exchange of the common stock on December 31, 2000.


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

      The following table shows, as to each person named, the Performance Units granted by the Company in 2000 under the Mid-Term Program of the Incentive Compensation Plan. At the end of the three-year measurement period, the number of Performance Units earned, if any, will be based on the extent to which the established objective of total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index has been met. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to the number of the original grant. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's common stock during the 120 consecutive trading days ending on the last day of the measurement period.


                                                                            Number of
                                                                          Shares, Units          Performance or
                                                                             or Other          Other Period Until
Name                                                                          Rights          Maturation or Payout
----                                                                      -------------       --------------------
M. R. Young. . . . . . . . . . . . . . . . . . . . . . . . . . . .           17,525                  12/31/02
O. Andersen. . . . . . . . . . . . . . . . . . . . . . . . . . . .            5,902                  12/31/02
P. C. Spellar. . . . . . . . . . . . . . . . . . . . . . . . . . .            6,169                  12/31/02
C. D. Myers. . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,739                  12/31/02
W.J. Kennedy. . . . . . . . . . . . . . . . . . . . . . . . . . .             7,477                  12/31/02
J. R. Tucker. . . . . . . . . . . . . . . . . . . . . . . . . . .                 0



RETIREMENT PLANS

      The Company has a defined benefit retirement plan (the "Retirement Plan") covering the salaried employees of certain of the Company's business units who are not subject to collective bargaining agreements. The Retirement Plan covers each of the officers named in the Summary Compensation Table other than Mr. Andersen.

      The following table indicates the amount of annual retirement income which would be payable under the Retirement Plan (but for certain limitations imposed by the Code) at normal retirement age to participants in specified salary and bonus levels and years of credited service categories. For 2000 the Code limits to $170,000 the amount of earnings which may be taken into account to calculate benefits, and to $135,000 the benefits payable. The limits are adjusted annually for inflation.


      Assumed Average Annual
       Earnings for Highest
         Five Consecutive
         Years in 10 Years                                  15 Years    20 Years   25 Years    30 Years    35 Years
       Preceding Retirement                                  Service     Service    Service     Service     Service
       --------------------                                  -------     -------    -------     -------     -------
         $  150,000. . . . . . . . . . . . . . . . . . . .   $ 36,000    $ 48,000   $ 60,000    $ 72,000    $ 75,750
            200,000. . . . . . . . . . . . . . . . . . . .     48,000      64,000     80,000      96,000     101,000
            250,000. . . . . . . . . . . . . . . . . . . .     60,000      80,000    100,000     120,000     126,250
            300,000. . . . . . . . . . . . . . . . . . . .     72,000      96,000    120,000     144,000     151,500
            400,000. . . . . . . . . . . . . . . . . . . .     96,000     128,000    160,000     192,000     202,000
            500,000. . . . . . . . . . . . . . . . . . . .    120,000     160,000    200,000     240,000     252,500
            600,000. . . . . . . . . . . . . . . . . . . .    144,000     192,000    240,000     288,000     303,000
            700,000. . . . . . . . . . . . . . . . . . . .    168,000     224,000    280,000     336,000     353,500
            800,000. . . . . . . . . . . . . . . . . . . .    192,000     256,000    320,000     384,000     404,000
            900,000. . . . . . . . . . . . . . . . . . . .    216,000     288,000    360,000     432,000     454,500
          1,000,000. . . . . . . . . . . . . . . . . . . .    240,000     320,000    400,000     480,000     505,000


      The compensation covered by the Retirement Plan consists of base salary and bonus paid in that year. The covered compensation (excluding the effect of Code limitations) and credited years of service, as of December 31, 2000, for each of the officers named in the Summary Compensation Table above were as follows: Mr. Spellar - $468,548, 8 years; Mr. Myers - $225,890 , 7 years; Mr. Kennedy - $413,738 , 7 years; Mr. Tucker - $ 796,042, 2 years. Mr. Young was not eligible to participate in 2000 since he had less than one year of service for purposes of the Retirement Plan.

      The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits. The benefits are calculated on a straight-life annuity basis assuming retirement at age 65.

      The Company has a defined benefit supplemental retirement plan (the "Supplemental Retirement Plan") covering certain key executive officers, including Messrs. Young, Spellar and Kennedy.

      The following table indicates the amount of annual retirement income which would be payable under the Supplemental Retirement Plan at normal retirement age to participants in specified salary and bonus levels and years of credited service categories.

          Assumed Average
        Annual Earnings for
     Highest Three Consecutive
         Years in 5 Years                                   15 Years    20 Years   25 Years    30 Years    35 Years
       Preceding Retirement                                  Service     Service    Service     Service     Service
       --------------------                                  -------     -------    -------     -------     -------
         $  150,000. . . . . . . . . . . . . . . . . . .    $  56,250   $  75,000  $  75,000   $  75,000   $  75,000
            200,000. . . . . . . . . . . . . . . . . . .       75,000     100,000    100,000     100,000     100,000
            250,000. . . . . . . . . . . . . . . . . . .       93,750     125,000    125,000     125,000     125,000
            300,000. . . . . . . . . . . . . . . . . . .      112,500     150,000    150,000     150,000     150,000
            400,000. . . . . . . . . . . . . . . . . . .      150,000     200,000    200,000     200,000     200,000
            500,000. . . . . . . . . . . . . . . . . . .      187,500     250,000    250,000     250,000     250,000
            600,000. . . . . . . . . . . . . . . . . . .      225,000     300,000    300,000     300,000     300,000
            700,000. . . . . . . . . . . . . . . . . . .      262,500     350,000    350,000     350,000     350,000
            800,000. . . . . . . . . . . . . . . . . . .      300,000     400,000    400,000     400,000     400,000
            900,000. . . . . . . . . . . . . . . . . . .      337,500     450,000    450,000     450,000     450,000
          1,000,000. . . . . . . . . . . . . . . . . . .      375,000     500,000    500,000     500,000     500,000


      The Supplemental Retirement Plan provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service (no credit is given for service beyond 20 years) and final compensation) of the officer's highest average salary and bonus for three out of the last five years preceding retirement. The covered compensation and credited years of service under the Supplemental Retirement Plan based on 2000 salaries and bonuses as of December 31, 2000, would be approximately: Mr. Young - $773,210, 15 years; Mr. Spellar - $499,528, 20 years; Mr. Kennedy - $423,856, 8 years.

      The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits, benefits under the Retirement Plan and any other retirement benefits received. The benefits are calculated on a straight-life annuity basis assuming retirement at age 62.

      The Evcon Industries, Inc. Retirement Plan for Salaried Employees in which Mr. Young participated from 1991 until 1995, is intended to provide Mr. Young with retirement benefits. As of December 31, 2000, upon attaining age 65, he is eligible to receive an annual retirement benefit of $17,373.

      The Frick/Frigid Coil Pension Plan for Salaried Employees (the "Frick Plan"), in which Mr. Spellar participated from 1979 until his transfer to the Retirement Plan in 1992, is intended to provide Mr. Spellar with retirement benefits. Upon attaining age 65, Mr. Spellar is eligible to receive an annual retirement benefit of $16,289 from the Frick Plan.

STOCK PERFORMANCE GRAPH

      The following chart compares the cumulative total return on the Company's common stock for the 5-year period from December 31, 1995 through December 31, 2000 to the cumulative total return for the same period of the Standard & Poor's Midcap 400 Index, the Industrial Component of the Standard & Poor's Midcap 400 Index, and the Standard & Poor's Electrical Equipment Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
               AMONG YORK INTERNATIONAL, THE S&P MIDCAP 400 INDEX,
              THE INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400 INDEX
                     AND THE S&P ELECTRICAL EQUIPMENT INDEX





                           [STOCK PERFORMANCE GRAPH]





                                            Dec-95   Dec-96   Dec-97   Dec-98  Dec-99   Dec-00
                                            ------   ------   ------   ------  ------   ------
YORK INTL ................................   100      119.72    85.72    89.49    61.22    70.08
S&P ELECTRICAL EQUIPMENT - 500 ...........   100      137.34   193.54   259.75   389.49   364.19
S&P MIDCAP 400 INDEX  ....................   100      119.2    157.65   187.77   215.41   253.12
INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400   100      119.39   139.86   147.37   165.46   184.91

                            OWNERSHIP OF COMMON STOCK

                  OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information as of February 28, 2001 with respect to beneficial ownership of shares of the Company's common stock, assuming exercise of options exercisable within 60 days of such date, by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.


                                                                                 Number of
                                                                                  Shares
                                                                               Beneficially       Percentage of
                                Name of Beneficial Owner                         Owned (a)         Outstanding
                                ------------------------                         ---------         -----------

Gerald C. McDonough (b) . . . . . . . . . . . . . . . . . . . . . . . . .          73,650               *
W. Michael Clevy  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,000               *
Malcolm W. Gambill (c)   . . . . . . . . . . . . . . . . . . . . . . . .           29,453               *
Robert F. B. Logan  (d)  . . . . . . . . . . . . . . . . . . . . . . . .          108,376               *
Paul J. Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,000               *
Donald M. Roberts (e)   . . . . . . . . . . . . . . . . . . . . . . . . .          92,458               *
James A. Urry (f) . . . . . . . . . . . . . . . . . . . . . . . . . . . .          18,725               *
Michael R. Young (g)  . . . . . . . . . . . . . . . . . . . . . . . . . .         109,986               *
Ole Andersen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9,350               *
Peter C. Spellar (h). . . . . . . . . . . . . . . . . . . . . . . . . . .         150,109               *
C. David Myers (i) . . . . . . . . . . . . . . . . . . . . . . . . . . .           40,242               *
Wayne J. Kennedy (j) . . . . . . . . . . . . . . . . . . . . . . . . . .          124,841               *
John R. Tucker (k)   . . . . . . . . . . . . . . . . . . . . . . . . . .           95,250               *
All directors and executive officers of the Company as a group                  1,006,939              2.6%
 (18 persons) (l). . . . . . . . . . . . . . . . . . . . . . . . . . . .


* Represents less than 1.0% of the aggregate shares of common stock outstanding.

(a) Includes shares issuable upon exercise of options that are exercisable within 60 days.

(b)   Includes 11,000 shares issuable upon exercise of options.

(c)   Includes 11,000 shares issuable upon exercise of options.

(d) Includes 200 shares owned by Mr. Logan's wife as to which he disclaims beneficial ownership, 11,000 shares issuable upon exercise of options, and 6,783 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(e) Includes 13,679 shares owned by Mr. Roberts' adult child and 13,678 shares owned by Mr. Roberts' wife on behalf of their two children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 11,000 shares issuable upon exercise of options, and 1,041 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(f) Includes 11,000 shares issuable upon exercise of options, and 7,725 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(g)   Includes 68,000 shares issuable upon exercise of options.

(h) Includes 30,000 shares held in trust for Mr. Spellar's children and 500 shares owned by his wife, as to which he disclaims any beneficial ownership, and 85,700 shares issuable upon exercise of options.

(i)   Includes 33,800 shares issuable upon exercise of options.

(j)   Includes 106,200 shares issuable upon exercise of options.

(k)   Includes 95,250 shares issuable upon exercise of options.

(l)   Includes 581,380 shares issuable upon exercise of options.

                      OWNERSHIP OF OTHER BENEFICIAL OWNERS

                                          Voting                    Dispositive           Total Amount      Percent
                                        Authority                    Authority           of Beneficial        Of
Name and Address                    Sole          Shared         Sole        Shared        Ownership        Class
----------------                    -----         -------        -----       -------       ----------       -----
Capital Research and
Management Company   (1)                 0               0     4,542,300            0      4,542,300          11.9%
333 S. Hope St.
Los Angeles, CA  90071

Capital Group International,
Inc.   (2)                       2,161,710               0             0    2,407,810      2,407,810           6.3%
11100 Santa Monica Blvd.
Los Angeles, CA  90025

FMR Corporation (3)
82 Devonshire Street             2,347,890               0       677,180            0      2,347,890         6.174%
Boston, MA  02109

Reich & Tang Asset
Management L.P. (4)                      0       1,974,600             0    1,974,600      1,974,600           5.2%
600 Fifth Avenue
New York, NY  10020

American Variable Insurance
Series - Growth and Income       1,902,900               0             0            0      1,902,900           5.0%
Fund (5)
333 S. Hope St.
Los Angeles, CA  90071

-----------

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001.

(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001.

(3) Based on a Schedule 13G filed by FMR Corporation, Edward C. Johnson 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 14, 2001.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2001.

(5) Based on a Schedule 13G filed by American Variable Insurance Series - Growth and Income Fund and Capital Research and Management Company with the Securities and Exchange Commission on February 12, 2001.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based on a review of the forms filed with the Securities and Exchange Commission, we believe that all reports required of officers and directors concerning their ownership of the Company's stock during 2000 were filed in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Capital Guardian Trust Company, an affiliate of Capital Research and Management Company and Capital Group International, Inc., each of which holds more than 5% of the Company's stock, manages portions of the Company's pension plan assets. Fidelity Management Trust Company, an affiliate of FMR Corporation, which holds more than 5% of the Company's stock, provides trust services and investment vehicles for the Company's 401(k) Plan. The agreements for these services were entered into on an arm's-length basis.

                                  PROPOSAL TWO

      APPROVAL OF AMENDMENT TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN

      The 1992 Employee Stock Purchase Plan (the "Purchase Plan") provides eligible employees an added incentive to advance the best interests of the Company by enabling them to purchase voluntarily the Common Stock of the Company at a favorable price and on favorable terms. The Purchase Plan was approved by the stockholders and adopted by the Company in 1993. An amendment to the Purchase Plan, authorizing the addition of 500,000 shares was approved by the stockholders in 1999.

AMENDMENT

      The Purchase Plan provides that an aggregate of 2,000,000 shares of Common Stock may be sold pursuant to the Purchase Plan, subject to adjustment as described below. As of March 28, 2001, 1,976,826 shares had been issued or subscribed for pursuant to the Purchase Plan, leaving only 23,174 shares available for future purchase. In order to provide for the continued purchase of Common Stock of the Company by employees pursuant to the Purchase Plan, the Board of Directors has adopted, subject to stockholder approval, an amendment (the "Purchase Plan Amendment") to the Purchase Plan that would increase the number of shares of Common Stock permitted to be sold thereunder by 500,000 shares. A copy of the Purchase Plan Amendment is attached as Appendix A. The Board of Directors has authorized a stock repurchase program pursuant to which shares repurchased may be used for issuance under the Purchase Plan.

DESCRIPTION OF THE PURCHASE PLAN

      The salient features of the Purchase Plan are as follows:

      The Purchase Plan is administered by a committee (the "Committee") of the Board of Directors, none of whom are eligible to participate in the Purchase Plan. The members of the Committee will serve until resignation, removal by the Board or death. The Committee will have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Purchase Plan. All costs and expenses incurred in administering the Purchase Plan will be paid by the Company.

      From time to time the Committee grants to eligible employees options to purchase shares of Common Stock under the Purchase Plan through a payroll deduction program. These options are granted once a year on a date selected by the Committee, with the exception of newly hired employees who may enroll in the Purchase Plan on a quarterly basis. The term of each option is a 12-month period, or for newly hired employees a 9-month, 6-month or 3-month period, beginning on the day the option is granted. The number of shares of Common Stock subject to each option is the quotient of the payroll deductions authorized by the participant extended for the option period divided by 85% of the fair market value of the Common Stock on the grant date (rounded to yield whole shares). Under the Purchase Plan, the fair market value of the Common Stock as of any particular date is the last sales price per share of the Common Stock on the composite tape prior to such date. Amounts deducted from a participant's pay will be credited to his or her stock purchase account.

      An option will be exercised automatically on the last day of the option period (the "exercise date"), at which time the Company will deduct from the participant's stock purchase account an amount sufficient to purchase up to the number of shares of the Common Stock subject to the participant's option at the option exercise price. The exercise price per share will be equal to 85% of the fair market value of the Common Stock on the grant date or the exercise date, whichever is less. The balance of the participant's account, if any, will be refunded to him or her promptly after the exercise date.

      All U.S. and most non-U.S. employees of the Company scheduled to work at least 20 hours per week or more than five months during the option term are eligible to purchase shares of the Common Stock under the Purchase Plan through regular payroll deductions (valued in United States dollars) of not less than $5.00 nor more than 10% of their eligible compensation (as defined in the Purchase Plan) per pay period. No options may be granted under the Purchase Plan to an employee who immediately after the granting of an option would own stock of the Company possessing more than 5% of the total combined voting power of all classes of stock of the Company. No participant may be granted an option under the Purchase Plan which would permit his or her rights to purchase shares of Common Stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time the option is granted) for each calendar year in which such option is outstanding. On March 28, 2001, the Company and its consolidated subsidiaries had approximately 17,984 employees, including executive officers, who were eligible to participate in the Purchase Plan.

      An employee's participation in the Purchase Plan will be terminated when he or she (a) voluntarily withdraws from the Purchase Plan; (b) resigns or is discharged; or (c) retires or dies. Upon such termination, all funds in a participant's account will be refunded without interest, except that upon retirement or death, a participant or his or her legal representative may elect to exercise any outstanding option of the participant. A participant who withdraws from the Purchase Plan shall be eligible to participate again in the Purchase Plan upon expiration of the option period during which he or she withdrew.

      An aggregate of 2,000,000 shares of authorized but unissued Common Stock of the Company have previously been reserved for issuance under the Purchase Plan. In the event of a stock dividend or a subdivision, combination or reclassification of the Common Stock, the Board of Directors may, at its option, terminate the Purchase Plan, or the Committee may, at its option, appropriately adjust the maximum number of shares subject to the Purchase Plan. The closing price of the Common Stock on December 31, 2000 was $30.6875 (the "Market Price"). Accordingly, the exercise price of the options to purchase shares granted under the Purchase Plan in January 2001 will be the lower of 85% of such amount ($26.08 (the "Plan Price")) or 85% of the closing price on December 31, 2001. The closing price of the Common Stock on March 26, 2001, was $28.24. The benefits or amounts that will be received by any individual under the Purchase Plan in 2001 are not determinable at this time because the December 31, 2001 closing price of the Common Stock could affect the exercise price. In the fiscal year ended December 31, 2000, the aggregate dollar value and number of shares received by all executive officers as a group were $!42,016 and 5,176, respectively; and the aggregate dollar value and number of shares received by all non-executive officer employees as a group were $8,418,110 and 313,741, respectively. For information regarding certain executive officers, see the Summary Compensation Table.

TAX CONSEQUENCES

      The Purchase Plan is intended to qualify as an "employee stock purchase plan" under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant or purchase of shares under the Purchase Plan. As summarized below, a participant may become liable for tax upon disposition of the shares acquired. The character of any gain or loss upon disposition will depend upon how long the shares have been held by the participant.

      If shares are held by the participant for more than two years after the grant or if the participant dies at any time while owning the shares, the lesser of (a) the excess of the fair market value of the shares on the date of such disposition or death over the purchase price, or (b) 15% of the fair market value of the shares on the date of grant will be treated as ordinary income to the participant at the time of any disposition or for the taxable year closing with his or her death. Any further gain upon such disposition will be deemed a long-term capital gain.

      If the shares are sold or disposed of before the expiration of the holding period described above (a "Disqualifying Disposition"), the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant at the time of disposition. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and would be deemed a long-term gain if the shares have been held more than one year.

      There are no federal income tax consequences to the Company by reason of the grant or exercise of options pursuant to the Purchase Plan. The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant, except to the extent that ordinary income is reportable by a participant upon a Disqualifying Disposition of shares before the expiration of the holding period described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PURCHASE PLAN AMENDMENT.




                                 PROPOSAL THREE

                             INDEPENDENT ACCOUNTANTS

      The Board of Directors of the Company has selected and recommends the ratification of the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

      Representatives of KPMG LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is composed of three independent Directors and operates under a written charter that was adopted by the Board in May, 2000, which is attached as Appendix B.

      The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. It recommends to the Board, subject to stockholder ratification, the selection of the Company's independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

      In fulfilling that responsibility, the Committee held five meetings in 2000. The Committee met with and held discussions with management and KPMG LLP, the Company's independent accountants. The Committee reviewed and discussed the Company's audited financial statements with both. The Committee discussed with KPMG LLP that firm's independence and received a written disclosure as required by the Independence Standards Board. The Committee also reviewed with KPMG the matters required to be communicated under Statement on Auditing Standards No. 61 concerning their evaluation of the Company's internal controls and the overall quality of the Company's accounting and financial reporting.

      Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

The Audit Committee

Donald M. Roberts, Chairman
W. Michael Clevy
James A. Urry

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

KPMG LLP has been the independent accounting firm that audits the financial statements of the Company and its subsidiaries. In accordance with standing policy, KPMG LLP periodically changes their personnel who work on the audit.

In addition to performing the audit of the Company's consolidated financial statements and reviews of the Company's unaudited condensed financial statements included in quarterly reports on Form 10-Q, KPMG LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

         Audit and review of the Company's financial statements                         $1,647,000

         All other services                                                             $3,426,000

KPMG did not provide any services related to financial information systems design and implementation during 2000.

"All other services" includes statutory audits at certain locations outside the United States, internal audit services, tax planning, audits of employee benefit plans and evaluating the effects of various accounting issues and changes in professional standards. The Audit Committee reviews summaries of the services provided by KPMG LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

                                  PROPOSAL FOUR

                              SHARE OWNER PROPOSAL

      The Company has been notified by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owning 1,500 shares of common stock, that he intends to present the following proposal at this year's Annual Meeting. The proposal, as submitted, reads:

                           "MAXIMIZE VALUE RESOLUTION

      "Resolved that the shareholders of York International Corporation urge the York International Corporation Board of Directors to arrange for the prompt sale of York International Corporation to the highest bidder.

      "The purpose of the Maximize Value Resolution is to give all York International Corporation shareholders the opportunity to send a message to the York International Corporation Board that they support the prompt sale of York International Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the York International Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the York International Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in the resolution.

      "The prompt auction of York International Corporation should be accomplished by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the Board will uphold its fiduciary duties to the utmost during the process.

      "The proponent further believes that if the resolution is adopted, the management and the Board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.

                  "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"


POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote against this proposal.

In October 2000, the Company engaged UBS Warburg to assist the Board of Directors in exploring strategic alternatives, including a potential sale of the Company. After a review of the indications of interest and discussions with the Company's financial and other advisors, the Board determined that indications from potential buyers did not adequately reflect the value of the Company's shares or were determined to involve unacceptably high regulatory risks. Accordingly, the Board unanimously determined to conclude the process and has directed management to continue to aggressively pursue improvements in operating performance. The Board does not believe that undertaking a new process would produce a different result or be in the best interest of the Company's stockholders.


THE BOARD OF DIRECTORS THEREFORE RECOMMENDS A VOTE AGAINST ITEM 4.

                                 OTHER BUSINESS

      As of the date of this proxy statement, the Company does not intend to bring any other matters before the 2001 Annual Meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the 2001 Annual Meeting, it is the intention of the proxy committee to vote the proxy in accordance with their best judgment.


                                                   JANE G. DAVIS
                                                   Vice President, Secretary and
                                                   General Counsel

April 12, 2001

                                   APPENDIX A

                             AMENDMENT NO. 4 TO THE
                         YORK INTERNATIONAL CORPORATION
                        1992 EMPLOYEE STOCK PURCHASE PLAN



      On behalf of York International Corporation (the "Company"), the Board of Directors of the Company (the "Board") at its meeting on March 22, 2001, pursuant to the authority granted it under Section 13 of the Plan, resolved to amend the York International Corporation 1992 Employee Stock Purchase Plan (the "Plan"), subject to shareholder approval, effective May 24, 2001, as follows:

      1. Section 4 is hereby amended and restated in its entirety to read as follows:

            "4. STOCK SUBJECT TO THE PLAN

                  The stock subject to options under the Plan shall be shares of the Company's Common Stock and may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company and held as treasury stock. The aggregate amount of stock for which options may be granted under the Plan shall not exceed 2,500,000 shares, subject to adjustment in accordance with Section 12. In the event that an option granted under the Plan to any Participant is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan."

      2. In all other respects, the Plan is hereby ratified and confirmed.


                                    * * * * *


      IN WITNESS WHEREOF, the Board has caused this Amendment No. 4 to be executed under seal by its duly authorized representative.

WITNESS/ATTEST:                                             YORK INTERNATIONAL CORPORATION
                                                            BOARD OF DIRECTORS
                                                            By:
---------------------------------------------------            --------------------------------------------------


Print Name:                                                 Print Name:
            ---------------------------------------                    ------------------------------------------

                                                            Title:
                                                                  -----------------------------------------------

                                                            Date:
                                                                  -----------------------------------------------

                                   APPENDIX B

                         YORK INTERNATIONAL CORPORATION
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of York International Corporation (the "Company") shall oversee the financial reporting of the Company and the related financial and accounting control systems of the Company, and shall monitor compliance with the Company's ethics policies and applicable laws and regulations. Management of the Company is responsible for such financial reporting, and for establishing and maintaining the related systems of internal control.

Structure and Membership

The Board shall determine the size and composition of the Committee in accordance with the applicable rules of the New York Stock Exchange, Securities and Exchange Commission (the "Commission") and other applicable regulatory authorities. All of the members of the Committee shall be Directors independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment.

Meetings

The Committee shall meet not less than four times each year. The Committee may invite to its meetings or meet privately with others, including representatives of the Company's internal audit function, independent auditors, and operating and financial management of the Company. The Committee shall regularly report its activities to the Board.

Activities

In performing its responsibility to oversee the financial reporting and related financial and accounting control systems of the Company, the Committee shall:

o Recommend to the Board the appointment of independent auditors for the Company

o Review and discuss with the independent auditors their annual audit plan, and any changes thereto reported to the Committee

o Meet with the independent auditors and operating and financial management of the Company to review matters relating to the annual audit of the Company's financial statements

o Review the Company's annual audited financial statements with management of the Company and discuss with the independent auditors (1) the matters required to be communicated by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (2) the auditors' independence, and based on such review and discussions, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report to be filed on Form 10-K with the Commission

o Review, telephonically or in person, with the independent auditors and representatives of management of the Company the matters required to be communicated by Statement on Auditing

      Standards No. 61, Communication with Audit Committees, prior to the public announcement of unaudited quarterly financial information and the filing with the Commission of Forms 10-Q containing unaudited quarterly financial statements (This review may be completed by the Chairman of the Committee or by him or her and other members of the Committee.)

o Review letters to management of the Company prepared by the independent auditors relating to internal control and financial and accounting matters, and any responses thereto prepared by management of the Company

o Review and discuss with the independent auditors and management of the Company the information prepared by the independent auditors and included pursuant to applicable professional and regulatory requirements, including Statement on Auditing Standards No. 61, Communication with Audit Committees, and pronouncements of the Independence Standards Board, and consider, after appropriate dialogue, the effect on the independence and objectivity of the independent auditors of any relationships between the Company or its management and the independent auditors, and of any other services provided by the independent auditors

o Review and discuss with the independent auditors and management of the Company any reports prepared by the independent auditors relating to other procedures completed by the independent auditors

o Meet separately with appropriate representatives of each of the independent auditors and internal auditors to consider any matters raised by them

o Meet separately with the independent auditors to (1) make clear to them that they are ultimately accountable to the Board and the Committee as representatives of the Company's shareholders and (2) discuss the independent auditors' judgments about the quality of the Company's accounting principles

o Periodically review and consider the internal audit long range and annual audit plans

o Review periodic reports provided by internal audit setting forth its progress toward completion of the annual internal audit plan, any significant deviations from or changes to the annual internal audit plan reported to the Committee, the results of internal audit procedures completed and reported to the Committee, and any other matters brought to the attention of the Committee by the internal auditors, and any responses of management of the Company to internal audit reports and recommendations

o Review periodic reports prepared by the Company's General Counsel concerning compliance with the Company's ethics policies and applicable laws and regulations

o Consider other matters and undertake activities, including engagement of outside advisors, from time to time which the Committee believes appropriate to meeting its responsibility to oversee the financial reporting of the Company and the related financial and accounting control systems of the Company

o Prepare an annual report of the Committee for inclusion in the Company's annual proxy statement as required by the rules of the Commission

o Review annual affirmations provided to the New York Stock Exchange (the "Exchange") pursuant to its regulations relating to compliance with rules established by the Exchange with respect to the composition of the Committee and the qualifications of members of the Committee

o Consider annually the adequacy of this Charter, and submit to the Board for adoption any changes to the Charter deemed appropriate in the circumstances


Communications

The Committee shall make clear to the independent auditors, the Director of Internal Audit and management of the Company that, whenever matters come to their attention which they believe should be urgently communicated to the Committee, such matters should be communicated immediately to the Chairman of the Committee. When any member of the Committee learns of information he or she believes should be communicated to the Board, he or she shall promptly notify the Chairman of the Committee.




While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits in accordance with generally accepted auditing standards or to determine that the Company's financial statements are prepared in accordance with generally accepted accounting principles. The independent auditor is responsible for planning and conducting such audits, and management of the Company is responsible for preparing the Company's financial statements in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                     [FRONT]


                         YORK INTERNATIONAL CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



      The undersigned hereby appoints Jane G. Davis and C. David Myers, or either of them, the proxy or proxies of the undersigned with full powers of substitution, to vote all shares of Common Stock of York International Corporation held of record by the undersigned at the close of business on March 28, 2000 at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 24, 2001, at 10:30 a.m. EDT, and at any adjournment or adjournments thereof, upon the following matters set forth on the reverse side.


                  PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK
                PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                         USING THE ACCOMPANYING ENVELOPE



--------------------------------------------------------------------------------

                                    [REVERSE]


         Please mark           If properly executed, the shares represented by this proxy will be voted in the
|X|      votes as in           manner directed herein by the undersigned stockholder, or to the extent directions
         this example          are not given, such shares will be voted FOR each of the nominees and each other proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW AND A
VOTE "FOR" PROPOSAL 2 AND PROPOSAL 3.

1.       ELECTION OF DIRECTORS.

         Nominees:      Gerald C. McDonough,  Michael R. Young, W. Michael Clevy, Malcolm W. Gambill,  Robert F. B.
                        Logan, Paul J. Powers, Donald M. Roberts, and James A. Urry

         FOR ALL NOMINEES                WITHHOLD
[ ]      LISTED (EXCEPT          [ ]     AUTHORITY FOR ALL
         AS INDICATED)                   NOMINEES LISTED

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
----------------------------------------------------------------------





2.      AMENDMENT TO THE COMPANY'S STOCK PURCHASE PLAN                 [ ]               [ ]               [ ]

3.      RATIFICATION OF APPOINTMENT OF KPMG LLP AS                     [ ]               [ ]               [ ]
        INDEPENDENT ACCOUNTANTS


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.


4.      A STOCKHOLDER PROPOSAL REGARDING  "MAXIMIZE VALUE"             [ ]               [ ]               [ ]

              NEW ADDRESS                             MARK HERE
                                                     FOR ADDRESS
----------------------------------------             CHANGE AND              [ ]
                                                  NOTE SUCH CHANGE
                                                       AT LEFT
----------------------------------------


----------------------------------------


PLEASE DO NOT FOLD OR PERFORATE THIS PROXY


Please sign exactly as your name or names appear. Persons acting in a fiduciary capacity should so indicate. PLEASE NOTE any change of address and supply any missing Zip Code number.



Signature: _______________________________  Date: __________________________


Signature: _______________________________  Date: __________________________

                                   INVITATION


If you wish to attend the York International Corporation 2001 Annual Meeting of Stockholders in person, please present this invitation at the door. The meeting will be held on Thursday, May 24, 2001, at 10:30 a.m. EDT, at the Company's offices at 631 South Richland Avenue, York, PA 17403.